Exhibit 99.3

PROMISSORY NOTE

Amount: $100,000	Dated as of November 15, 2005

WHEREAS, Consumer Direct of America, a Nevada corporation (“Maker”) and Christopher P. Baker (“Lender”) entered into an agreement, pursuant to which the Maker made a Promissory Note in the original principal amount of $100,000 in favor of Lender, dated as of November 15, 2005 (the “Note”);

NOW, THEREFORE, FOR VALUE RECEIVED, the undersigned Maker promises to pay to the order of Lender the principal sum of one hundred thousand dollars ($100,000) (the “Principal Amount”), together with interest on the earlier of (i) February 15, 2006, (ii) the closing of any equity, debt or other type of financing of the Company occurring after the date hereof (excluding a raise of up to $1,000,000 from Cornell Capital) and (iii) an Event of Default (as defined herein) (the “Maturity Date”). In addition, the Maker promises to pay to the order of Lender an amount equal to twenty five thousand dollars ($25,000) on the Maturity Date (the “Maturity Payment).

1.	INTEREST RATE.

The Principal Amount under this Note shall bear interest at a rate of twelve percent (12%) per annum payable monthly.

In the case any Principal Amount and any accrued interest thereon or the Maturity Payment remains unpaid following the Maturity Date or in the case of an Event of Default (as hereinafter defined) the unpaid Principal Amount and accrued interest thereon and the unpaid Maturity Payment shall bear interest at a rate of eighteen percent (18%) per annum compounded monthly from the Maturity Date or the date of the Event of Default as applicable.

In the event that any interest rate provided for in this agreement shall be determined to be unlawful, such interest rate shall be computed at the highest rate permitted by applicable law. Interest not paid when due shall be added to the unpaid Principal Amount and shall thereafter bear interest at the same rate as the Principal Amount. All payments (including prepayments) hereunder are to be applied first to the payment of accrued and unpaid interest, then to the Principal Amount and then to the Maturity Payment amount then outstanding.

2.	PAYMENTS AND SECURITY

2.1 General. Maker shall make payments of the Principal Amount, the Maturity Payment and accrued interest thereon to Lender as follows: the unpaid Principal Amount under this Note plus all accrued and unpaid interest thereon plus the Maturity Payment shall be payable upon the Maturity Date. If the Maker has not repaid the Principal Amount together with any and all accrued interest thereon and the Maturity Payment on the Maturity Date, the Lender may, in his sole discretion, at any time thereafter, (i) roll-over any unpaid Principal Amount, Maturity Payment and accrued interest thereon into any future round of equity financing of Maker or (ii) proceed against any and all net cash flow (after commissions paid to third-parties but before any and all other corporate expenses are satisfied, including any and all other obligations to third-parties, rent, salaries and any other debt obligations) of Maker and/or Shearson Homes Loans, a wholly owned subsidiary of Maker (“Shearson”), as such is received on a daily basis from any and all sources. Maker, through its Chief Financial Officer, Lee Shorey, shall unconditionally send, as soon as possible (but in no event later than five days from receipt), all net cash flow (after commissions paid to third-parties but before any and all other corporate expenses are satisfied, including any and all other obligations to third-parties, rent, salaries and any other debt obligations) due Maker and Shearson to Lender at c/o C.P. Baker & Company, Ltd., 99 High Street, 7th Floor, Boston, Massachusetts 02110. Maker and Shearson understand and hereby grant to the Lender to secure the payment and performance of the indebtedness evidenced by this Note, a continuing perfected first priority security interest in and lien on the above mentioned net cash flow of Maker and Shearson, wherever located, whether now owned or hereafter acquired or arising, all proceeds thereof and all parts thereof and all accessions thereto (the “Collateral”). Maker and Shearson hereby represent that it is or will be the owner of the Collateral and that no other person or entity has any right, title, claim or interest (by way of lien or otherwise) in, against or to any of the Collateral. Maker and Shearson hereby represent that it has the right and authority to grant a security interest in all of the Collateral. This Note is a valid pledge of the Collateral and creates a valid security interest in the Collateral securing the payment of the indebtedness evidenced by this Note. No authorization, approval or other action by, and no notice to or filing with any governmental authority or regulatory body is required for the pledge or the grant of the security interest granted hereby. Lender shall have the right, in its sole discretion, to force all proceeds of the Maker and Shearson to be directly deposited into an escrow account to be distributed by the escrow agent as provided for herein. If the Lender so elects to force the use of an escrow account to enforce the provisions of this Section, Maker shall pay all fees and expenses in connection with the formation and maintenance of the escrow account (including the fees of the escrow agent and any and all legal and other fees (including fees of Lender) involved with the creation and maintenance of the escrow account). Lender shall, in its sole discretion, elect the escrow agent. Maker hereby agrees to execute any and all customary documentation to effectuate the escrow arrangement.

2.2 Voluntary Prepayment. Maker may, from time to time, in its sole discretion, upon five (5) business days’ prior written notice to Lender, make one or more periodic payments to the Lender. Each Prepayment Notice must specify the amount to be prepaid to the Lender (the “Prepayment Amount”). Such payments shall be credited against any Principal Amount, Maturity Payment and accrued interest thereon owed by Maker to Lender pursuant to the Note on the date that such payment is received by the Lender and credited to Lender’s account. Notwithstanding anything herein to the contrary, in the case of any payment by Maker to the Lender prior to the Maturity Date, Lender shall be entitled to the full amount of the Maturity Payment that would have been paid had Maker paid the Principal Amount and interest thereon and the Maturity Payment on the Maturity Date.

2.3 Mandatory Prepayment. At the option of the Lender, the entire unpaid Principal Amount, the Maturity Payment and accrued interest thereon shall become immediately due and payable upon the occurrence of one or more of the following events (each a “Change of Control”):

(a) any merger, consolidation, reorganization or other similar transaction of the Maker with any other entity;

(b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the consolidated assets of the Maker together with its subsidiaries in a single transaction or series of related transactions;

(c) any acquisition of 50% or more of the outstanding shares of capital stock of the Maker by any other person or entity or the filing of a registration statement under the Securities Act of 1933, as amended (the “Securities Act”) in connection therewith; or

(d) any public announcement by the Maker of a proposal, plan or intention to do any of the foregoing or of any agreement to engage in any of the foregoing or any public announcement by any third party of an agreement to engage in any of the foregoing.

3. LAWFUL MONEY; DESIGNATED PLACES OF PAYMENT. All amounts due hereunder are payable in lawful money of the United States of America, in immediately available funds, at Lender’s designated address not later than 6:00 p.m., Pacific time, on the day of payment.

4. WAIVERS. Except as set forth elsewhere herein, Maker, for itself and its legal representatives, successors, and assigns, expressly waives presentment, protest, demand, notice of dishonor, notice of nonpayment, notice of maturity, notice of protest, notice of intent to accelerate, notice of acceleration, presentment for the purpose of accelerating maturity, and diligence in collection.

5. DEFAULT. The occurrence and continuance of one or more of the following events shall constitute an event of default (“Event of Default”) of this Note:

5.1. The nonpayment of the Principal Amount, interest or the Maturity Payment under this Note or any accrued interest thereon by Maker within five (5) business days of when the same shall have become due and payable.

5.2. The entry of a decree or order by a court having appropriate jurisdiction adjudging Maker bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Maker under the federal Bankruptcy Act or any other applicable federal or state law, or appointing a receiver, liquidator, assignee or trustee of Maker, or any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days.

5.3. The institution by Maker of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under the federal Bankruptcy Act or any other applicable federal or state law, or the consent by it to the filing of any such petition or to the appointment of a receiver, liquidator, assignee or trustee of the Maker, or of any substantial part of its property, shall become subject to the jurisdiction of a federal bankruptcy court or similar state court, or if Maker shall make an assignment for the benefit of its creditors, or if there is a receivership, execution or other material judicial seizure, or if there is an admission in writing by Maker of its inability to pay its debts generally as they become due, or the taking of corporate action by Maker in furtherance of any such action.

5.4. Default in the obligation of Maker for borrowed money, other than this Note, or any event that results in acceleration of the maturity of any material indebtedness of Maker under any Note, indenture, contract, or agreement.

5.5. Maker’s failure to comply with any material term, obligation, covenant, or condition contained in this Note or any other agreement of any kind or sort between the Lender, or an affiliate of the Lender, and Maker, including but not limited to any provisions relating to the filing of registration statements in accordance with the provisions of the Securities Act of 1933, as amended, within ten (10) days after the expiration of all cure periods and receipt of written notice from the Lender demanding such compliance.

5.6. Any warranty, covenant, or representation made to the Lender by Maker under the Note or any other agreement with the Lender, or an affiliate of the Lender, proves to have been false in any material respect when made or furnished.

5.7. Any material levy, seizure, attachment, lien, other than those existing as of the date hereof, which is not discharged by Maker within thirty (30) days.

5.8. Any sale, transfer, or disposition, other than in the ordinary course of business consistent with past practice, without the written consent of the Lender.

6. ACCELERATION. At the option of the Lender, and without presentment, demand, protest or notice, all of which are hereby expressly waived, the Principal Amount, the Maturity Payment and any accrued and unpaid interest thereon shall become immediately due and payable upon an Event of Default as set forth in Section 5 above. Any reasonable attorneys’ fees and other expenses incurred by the Lender in connection with Maker’s bankruptcy or any of the other Event of Default described in Section 5 shall be additional indebtedness of Maker secured by this Note.

7. SECURITY INTERESTS. It is further understood that this Note is secured by a personal guarantee from Maker’s Chief Executive Officer Mr. Michael A. Barron, in substantially the form attached hereto as Exhibit A.

8. FEES AND EXPENSES. In the event it should become necessary to employ counsel to collect any amounts owed by Maker under this Note, Maker agrees to pay the reasonable attorneys’ fees and costs of the Lender, incurred in connection with the Lender’s collection efforts, irrespective of whether suit is brought.

9. COVENANTS. The Maker and Shearson hereby agree and covenant to the following:

9.1 The Maker shall notify Lender, as soon as practicable, but in any event within three days, of the closing date and the material terms of any transaction between Maker or Shearson and Cornell Capital (or any affiliate of Cornell Capital).

9.2 The Maker and Shearson agree that none of the Principal Amount shall be used to pay or in any way satisfy any outstanding debt, debt security, loan or mortgage of the Maker or Shearson.

9.3 The Maker and Shearson agree not to create or incur or suffer to be incurred or to exist, any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, superior to any such mortgage, pledge, security interest, encumbrance, lien or charge of any kind created by this Note upon the Collateral or upon any income or proceeds therefrom.

9.4 The Maker and Shearson will do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all such further acts, documents, deeds, conveyances, mortgages, assignments, transfers and assurances as may be necessary or desirable or as the Lender reasonably may require for the completion of the transactions contemplated by this Note, including the perfection of the lien being herein provided for in the Collateral

9.5 The Maker and Shearson may not sell, transfer, pledge or convey title or interest in any of the Collateral without the prior written consent of the Lender, which consent may be withheld for any reason or no reason.

9.6 In the event the attachment provisions of Section 2.1 are implemented by the Lender, Maker and Shearson shall provide Lender with daily cash flow and use reports such that Lender can track the cash flow of Maker and Shearson.

9.7 The Maker and Shearson hereby recognize and incorporate by reference the Covenants contained in Section 8 of the Second Amended to Bridge Loan and Security Agreement, dated as of April 8, 2005, by and between the Lender and the Maker.

10. ACKNOWLEDGEMENT. The Maker hereby acknowledges that the Lender has expressly not waived any of its rights under Section 8.4 of the Second Amendment to Bridge Loan and Security Agreement, dated as of April 8, 2005.

11. SECTION HEADINGS. Headings and numbers have been set forth for convenience only. Unless the contrary is compelled by the context, everything contained in each paragraph applies equally to this entire Note.

12. AMENDMENTS IN WRITING. Subject to applicable law, this Note may be amended, modified, or supplemented only by a written agreement signed by the Lender and the Maker.

13. CHOICE OF LAW. This Note and all transactions hereunder and/or evidenced hereby shall be governed by and construed under the laws of the Commonwealth of Massachusetts without regard to the conflicts of law principles thereof.

14. ARBITRATION. If at any time during the term of this Note any dispute, difference, or disagreement shall arise upon or in respect of the Note, and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties hereto, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association and such dispute, difference, or disagreement shall be settled by binding arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof. The parties hereto each jointly and severally waive any and all rights to appeal the judgement or award of such arbiter(s). The parties hereby agree that the arbitration proceeding be held in Boston, Massachusetts.

15. TRANSFERABILITY. The right to principal and interest under this Note may be transferred only through a book entry system maintained by Maker. Any other means of transfer, including, without limitation, transfers by endorsement, shall be null and void. Ownership of the obligation must be reflected in a book entry. A book entry is a record of ownership that identifies the owner of an interest in this Note.

IN WITNESS WHEREOF, the Maker has caused its duly authorized representative to execute this Note as of the date first written above.

Consumer Direct of America, a Nevada corporation

By:	/S/ MICHAEL A. BARRON
Name: Michael A. Barron Title: Chief Executive Officer

Michael A. Barron

By:	/S/ MICHAEL A. BARRON

ACCEPTED AND AGREED Shearson Home Loans

By:	/S/ MICHAEL A. BARRON
Name: Michael A. Barron Title: Chief Executive Officer

EXHIBIT A

PERSONAL GUARANTE

GUARANTY

For valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of Christopher P. Baker (“CPB”) having made, or now or in the future making, loans in connection with the Promissory Note, dated as of November 15, 2005, issued by Consumer Direct of America (the “Company”) in the amount of $100,000.00 for the benefit of CPB (the “Note”), however such loans may be made or evidenced, the undersigned, Michael A. Barron (the “Guarantor”), does hereby unconditionally guarantee to CPB, its successors and assigns, full and prompt payment and performance of all present and future obligations of the Company to CPB under the Note including all renewals and extensions thereof or substitutions therefor. The Guarantor also agrees to pay in addition thereto all costs, expenses and reasonable attorney’s fees at any time paid or incurred by CPB in endeavoring to enforce this Guaranty.

Notice of acceptance of and action taken by CPB from time to time under this Guaranty are hereby waived and this Guaranty shall operate as a continuing, absolute and irrevocable Guaranty covering all obligations of the Company to CPB now existing or hereafter arising.

Upon any default by the Company with respect to any of the obligations herein guaranteed, the liability of the Guarantor hereunder shall be deemed to have become immediately due and payable, without demand, presentment, protest or notice of any kind, all of which are hereby waived, and without any suit or action against the Company or the Guarantor and without further steps to be taken or further conditions to be performed by CPB or anyone. Failure of CPB to make any demand or otherwise to proceed against the Guarantor in respect to any default by the Company or the Guarantor, or any delay by CPB in doing so, shall not constitute a waiver of any CPB right to proceed in respect to any or all other defaults by the Company or the Guarantor.

The liability of the Guarantor is primary and shall not be terminated or otherwise affected or impaired by, and the Guarantor waives notice of, any granting time by CPB to the Company (regardless of the number of length of such grant of time) or any other indulgence or indulgences granted by CPB to the Company; CPB heretofore, now or hereafter acquiring, releasing or in any way modifying any guaranty from any other person or persons or any collateral or other security in whatever form for any of the obligations hereby guaranteed, whether or not notice thereof shall have been or be given to the Guarantor; any failure on the part of CPB to take any action with respect to, or to realize upon any security, rights, endorsements or guaranties which CPB may now or hereafter hold with respect to any obligation hereby guaranteed, including without limitation rights against the Company; any alterations, waivers, extensions, renewals or modifications of any such obligation to which CPB may agree from time to time; any invalidity or unenforceability of any of the obligations guaranteed hereby; any change in the membership of any partnership which shall be the Company; any fraud, illegal or improper acts of the Company; any relief of the Company with respect to its obligations to CPB because of any right of set-off, deduction or defense of any kind or otherwise; any other defenses which might constitute a legal or equitable discharge of a surety or guarantor; the failure of CPB to perfect any lien securing any Company obligations or the obligations of other parties, including any other guarantors; voluntary or involuntary bankruptcy (including a reorganization in bankruptcy) of the Company or entry of an order for relief against or with respect to the Company under any applicable bankruptcy or like laws; composition, extension, moratoria or other forms of debtor relief granted to the Company pursuant to law presently in force or hereafter enacted; payment of any or all obligations and indebtedness of the Company in the event such payment is invalidated or avoided by a trustee, custodian or receiver of the Company; the dissolution of the Company; or the reorganization, merger or consolidation of the Company into or with another entity, corporate or otherwise, or the sale or disposition of all or substantially all of the capital stock, business or assets of the Company to any other person or party. The Guarantor further waives all suretyship defenses and defenses in the nature thereof; any right or claim to right to cause a marshalling of the guarantors before enforcing this guaranty; any right of subrogation to any CPB rights against the

Company and any right of reimbursement, indemnity, contribution, exoneration and the like now or hereafter accorded by law to indemnitors, guarantors, sureties or accommodation parties, provided that such waiver shall not be effective to the extent that by virtue of such waiver the liability of the Guarantor is rendered invalid, avoidable or unenforceable under any applicable law dealing with the recovery of avoidance of so-called fraudulent conveyances or otherwise.

This Guaranty shall be binding upon the heirs, personal representatives and assigns of any individual guarantor, and upon the successors of any other guarantor. The death of any individual guarantor shall not relieve his (her) estate from any liability or obligation accruing prior to such death, nor accruing prior to expiration of five days following the receipt of notice by CPB of such death.

If and as long as there is more than one guarantor of any of the obligations of the Company to CPB, now existing or hereafter arising, the liability of the Guarantor shall be joint and several with any such other guarantor(s), and the continuation of this Guaranty as to the Guarantor shall not be affected by the termination; discontinuance, release or modification thereof as to any other guarantor, including without limitation, termination because of the death of any individual guarantor.

For the purposes of this Guaranty, the term “obligations” shall mean and include, without limitation, the payment and performance of all loans, indebtedness, notes, liabilities (including, without limitation, any Company written agreements with CPB) and amounts, liquidated or unliquidated, owing by the Company to CPB at any time, each of every kind, nature and description, and whether secured or unsecured, direct or indirect (that is, whether the same are due directly by the Company to CPB; or are due indirectly by the Company to CPB as endorser or guarantor, or as obligor of obligations due to third persons, firms, or corporation which have been endorsed or assigned to CPB; or otherwise), absolute or contingent, due or to become due, now existing or hereafter contracted. Said term shall also include all interests, charges, costs and expenses (including reasonable attorney’s fees) now due or that may hereafter become due from the Company to CPB from rime to time.

This Guaranty shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of law provisions thereof). The invalidity or unenforceability of any provision hereof shall not limit the validity or enforceability of any other provision hereof. This Guaranty may not be amended except by an instrument in writing signed by the party to be charged.

November 14, 2005

By:	/S/ MICHAEL A. BARRON
Michael A. Barron Individually

WITNESS:

By:	/S/ J. A. COSIO-BARRON
Name: J. A. Cosio-Barron Address: